EXHIBIT 23.1

The accompanying consolidated financial statements give effect to a 3.0-for-1 stock split of the common stock of Akston Biosciences Corporation, which will become effective prior to the completion of this offering. The following consent is in the form which will be furnished by dbbmckennon, an independent registered public accounting firm, upon completion of the 3.0-for-1 stock split of the outstanding common stock of Akston Biosciences Corporation described in Note 2 to the consolidated financial statements assuming that from July 25, 2025 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.

/s/ dbbmckennon

Newport Beach, California

December 8, 2025

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated July 25, 2025, except for the effects of the stock split discussed in Note 2 to the financial statements, as to which the date is ___, 2025 related to the consolidated financial statements of Akston Biosciences Corporation as of December 31, 2024 and 2023, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Newport Beach, California

__, 2025